EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Redfin Corporation 2017 Equity Incentive Plan and the Redfin Corporation Amended and Restated 2004 Equity Incentive Plan of Rocket Companies, Inc. of our reports dated March 3, 2025, with respect to the consolidated financial statements of Rocket Companies, Inc. and the effectiveness of internal control over financial reporting of Rocket Companies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

July 1, 2025